SWK Holdings Corporation Announces 2015 Second Quarter Financial Results

•	Total revenues increased by 61% to approximately $5.4 million for the second quarter of 2015, compared to $3.4 million for the second quarter of 2014

•	Recorded a net loss attributable to SWK stockholders of $0.4 million, or ($0.00) per share for the second quarter of 2015, compared to net income attributable to SWK stockholders of $1.4 million, or $0.03 per share for the second quarter of 2014

•	Recorded $2.6 million provision for credit losses related to Response Genetics term loan

•	Non-GAAP Adjusted net income decreased 78% to $0.4 million, or $0.00 per share for the second quarter of 2015, compared to $1.8 million, or $0.04 per share for the second quarter of 2014.

•	Funded four new transactions totaling $30 million during the second quarter.

•	Book value remained at $1.42 per share

Dallas, TX, August 14, 2015 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its second quarter 2015 financial results.

“While we are disappointed in our second quarter results, we remain positive about the position of the overall portfolio. We will continue to look for situations where we can prudently allocate capital in order to compound book value for our shareholders.”

Portfolio Overview

As of June 30, 2015, the Company’s total income producing assets were approximately $132.6 million as compared to $102.4 million as of December 31, 2014.

(in thousands, except per share data)	June 30,	December 31,
	2015	2014

Finance receivables	$122,439	$93,347
Marketable investments	6,269	4,849
Investment in unconsolidated subsidiary	8,489	9,044
Less non-controlling interest	(4,569)	(4,867)
Total income producing assets	$132,628	102,373

SWK has now executed eighteen transactions under its strategy, deploying approximately $158.1 million across a variety of opportunities:

•	$16.3 million in four transactions where SWK purchased or financed royalties generated by the sales of life science products and related intellectual property;
•	$134.1 million in eleven transactions where SWK receives interest and other income by advancing capital in the form of secured debt backed by royalties paid by companies in the life science sector;
•	$6 million in one transaction where SWK acquired an indirect interest in the U.S. marketing authorization rights to a pharmaceutical product where SWK ultimately receives cash flow distributions from the product; and
•	$1.7 million in one transaction where SWK purchased shares of preferred stock, which includes $0.2 million in lieu of cash payment.

Revenues

SWK generated revenues of $5.4 million for the three months ended June 30, 2015, driven primarily by $4.1 million in interest and fees earned on finance receivables and marketable securities and $1.4 million in income related to the Company’s investment in an unconsolidated partnership. SWK generated revenues of $3.4 million for the three months ended June 30, 2014, driven primarily by $2.2 million in interest and fees earned on finance receivables and marketable securities and $1.2 million in income related to the Company’s investment in an unconsolidated partnership. The increase in SWK’s portfolio investments was the primary driver for the significant increase in revenues.

Costs and Expenses

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses increased to $0.9 million for the three months ended June 30, 2015 from $0.7 million for the comparable period in 2014, due to increased compensation expense and stock-based compensation expenses.

We incurred no interest expense for the three months ended June 30, 2015 compared to $0.2 million for the three months ended June 30, 2014.

Provision for Credit Losses

During the second quarter of 2015, we recorded a provision for credit losses of approximately $2.6 million related to an impairment on our Response Genetics term loan. This compares to no provision in the second quarter of 2014.

Other Income (Expense)

Other income (expense) for the three months ended June 30, 2015 was $1.6 million of fair market value losses on the warrant derivatives. This included $0.8 million for the write-off of the Response Genetics warrants. Other income (expense) for the three months ended June 30, 2014, was $0.2 million of fair market value gains on the warrant derivatives.

Liquidity and Capital Resources

As of June 30, 2015, SWK had $28.4 million in cash and cash equivalents compared to $58.7 million in cash and cash equivalents as of December 31, 2014.

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Net Income and Non-GAAP Adjusted Net Income for the Second Quarter Ending June 30 of 2015

Net income under generally accepted accounting principles in the U.S. (“GAAP”) for the three months ended March 31, 2015, was a loss of $0.4 million, or ($0.00) per share. The table below eliminates provisions for income taxes and non-cash mark-to-market changes on warrant assets and warrant liability. The following tables provide a reconciliation of our reported (GAAP) statements of operations to the Company’s adjusted statements of operations (Non-GAAP) for the three months ended June 30, 2015, and 2014:

(in thousands, except per share data)	Quarter Ended June 30,
	2015	2014

Income before provision for income tax	$303	$2,617

Plus fair market value loss/(gain) relating to warrants	1,559	(219)
Less loss relating to Response Genetics warrants	(802)	—
Adjusted income before provision for income tax	1,060	2,398
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income	1,060	2,398
Non-GAAP net income attributable to non-controlling interest	678	633
Net income attributable to SWK Holdings Corporation Stockholders	$382	$1,765

Adjusted basic income per share	$0.00	$0.04
Adjusted diluted income per share	$0.00	$0.04

The Company reports its financial results in accordance with GAAP (sometimes referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. In the presentation above, management has eliminated the following non-cash items: (i) fair-market value of warrants as mark to market changes are non-cash, and (ii) income taxes as the Company has substantial net operating losses to offset against future income. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

Derived from unaudited financial statements

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$28,435	$58,728
Accounts receivable	1,778	1,053
Finance Receivables	122,439	93,347
Marketable Investments	6,269	4,849
Investment in unconsolidated entities	8,489	9,044
Deferred tax asset	18,600	20,106
Warrant assets	4,225	679
Debt issuance costs	—	381
Other assets	149	32
Total assets	$190,384	$188,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$914	$864
Warrant liability	616	421
Total liabilities	1,530	1,285

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized;131,176,153 and 131,058,303 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	131	131
Additional paid-in capital	4,432,701	4,432,364
Accumulated deficit	(4,248,547)	(4,250,428)
Total SWK Holdings Corporation stockholders’ equity	184,285	182,067
Non-controlling interests in consolidated entities	4,569	4,867
Total stockholders’ equity	188,854	186,934
Total liabilities and stockholders’ equity	$190,384	$188,219

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SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

Derived from unaudited financial statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues
Finance receivable interest income, including fees	$3,965	$1,986	$8,111	$4,017
Marketable investments interest income	88	87	177	178
Income related to investments in unconsolidated entities	1,339	1,192	2,890	2,695
Other	9	98	24	141
Total revenues	5,401	3,363	11,202	7,031
Costs and expenses:
Provision for credit losses	2,594	—	2,594	—
Interest expense	—	223	381	412
General and administrative	945	742	2,162	1,411
Total costs and expenses	3,539	965	5,137	1,823
Other income (expense):
Unrealized net gain (loss) on derivatives	(1,559)	219	(1,188)	373
Income before provision for income tax	303	2,617	4,877	5,581
Provision for income tax	—	592	1,506	1,298
Consolidated net income	303	2,025	3,371	4,283
Net income attributable to non-controlling interests	678	633	1,489	1,434
Net income (loss) attributable to SWK Holdings Corporation Stockholders	$(375)	$1,392	$1,882	$2,849
Net income (loss) per share attributable to SWK Holdings Corporation Stockholders
Basic	$(0.00)	$0.03	$0.01	$0.07
Diluted	$(0.00)	$0.03	$0.01	$0.07
Weighted Average Shares
Basic	130,010	41,510	129,994	41,486
Diluted	130,010	41,589	130,035	41,559

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SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Derived from unaudited financial statements

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Consolidated net income	$3,371	$4,283
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Income from investments in unconsolidated entities	(2,890)	(2,695)
Deferred income taxes	1,506	1,298
Provision for credit losses	2,594	—
Interest income in excess of cash collected	(523)	(391)
Loan discount amortization and fee accretion	(670)	(120)
Change in fair value of warrants	1,188	(374)
Stock-based compensation	346	138
Debt issuance cost amortization	381	71
Property and equipment depreciation	3	1
Changes in operating assets and liabilities:
Accounts receivable	(725)	161
Prepaid expenses and other assets	(70)	(1,154)
Accounts payable and accrued liabilities	50	1,196
Net cash provided by operating activities	4,561	2,414

Cash flows from investing activities:
Cash distributions from investments in unconsolidated entities	3,445	3,470
Net increase in finance receivables	(36,532)	(1,880)
Marketable investment principal payment	80	—
Purchases of property and equipment	(50)	—
Net cash provided by (used in) investing activities	(33,057)	1,590

Cash flows from financing activities:
Proceeds from loan credit agreement	—	6,000
Costs of common stock issuance	(10)	—
Distributions to non-controlling interests	(1,787)	(1,851)
Net cash provided by (used in) financing activities	(1,797)	4,149

Net increase (decrease) in cash and cash equivalents	(30,293)	8,153
Cash and cash equivalents at beginning of period	58,728	7,664
Cash and cash equivalents at end of period	$28,435	$15,817

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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